UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  August 19, 2009

MSC Industrial Direct Co., Inc.
(Exact Name of Registrant as Specified in Its Charter)

New York	1-14130	11-3289165
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

75 Maxess Road, Melville, New York	11747
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (516) 812-2000

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01    Other Events.

On July 7, 2009, MSC Industrial Direct Co., Inc. (the “Company”) entered into a Stipulation of Settlement (the “Stipulation”) with respect to Plymouth County Retirement Association v. Schroeder et. al., a purported shareholder derivative action filed in the United States District Court for the Eastern District of New York (the “Court”) on the Company’s behalf, against the Company as nominal defendant and certain of the Company’s current and former directors and officers (the “Litigation”).  The Stipulation sets forth the terms and conditions of a proposed settlement (the “Settlement”) between the parties in the Litigation.  The Settlement is subject to the final approval of the Court.

On August 18, 2009, the Court entered an order approving the publication of a notice of proposed settlement and scheduling a hearing for October 30, 2009, to determine whether to approve the Settlement.  Pursuant to the Court’s order, copies of the notice and Stipulation are filed as exhibits to this Current Report on Form 8-K.

Under the terms and conditions of the Stipulation, the Company has agreed to make certain corporate governance changes, including the adoption of additional formal equity grant policies and procedures.  The Stipulation also provides for the Company to pay up to $800,000 to plaintiff’s counsel for their attorneys’ fees and the reimbursement of their expenses, subject to Court approval of these fees and expenses, which amount the Company expects that its insurer will pay in full.  If the Settlement is approved, the Litigation will be dismissed with prejudice against all defendants.  The foregoing summary of the Settlement is qualified in its entirety by the exhibits attached hereto.

Item 9.01    Financial Statements and Exhibits.

d.	Exhibits

99.1	Notice of Proposed Settlement of Derivative Action and of Settlement Hearing, dated August 18, 2009.

99.2	Stipulation of Settlement, dated July 7, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MSC INDUSTRIAL DIRECT CO., INC.

Date: August 19, 2009	By:	/s/ Shelley M. Boxer
	Name:	Shelley M. Boxer
	Title:	Vice President, Finance

Exhibit Index
Exhibit No.	Description
99.1	Notice of Proposed Settlement of Derivative Action and of Settlement Hearing, dated August 18, 2009.

99.2	Stipulation of Settlement, dated July 7, 2009.